Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC. REPORTS SECOND QUARTER RESULTS

•	Diluted earnings per share increased 9.8% to $0.56

•	Consolidated net sales increased 8.8%

•	Comparable store sales increased 3.7%

CHESAPEAKE, Va. - August 22, 2013 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended August 3, 2013 (“second quarter”). Consolidated net sales for the second quarter were $1.85 billion, an 8.8% increase compared to $1.70 billion reported for the quarter ended July 28, 2012 (“second quarter 2012”). Comparable store sales increased 3.7%, on top of a 4.5% increase for the second quarter 2012.

Earnings per diluted share for the second quarter were $0.56, an increase of 9.8% compared to the $0.51 earnings per diluted share reported for the quarter ended July 28, 2012. Operating margin increased 10 basis points for the quarter to 10.9%.

“I am pleased with our second quarter performance,” said Chief Executive Officer Bob Sasser. “Sales, customer traffic, average ticket, earnings and operating margin all continue to grow. Customers are responding in record numbers to our outstanding values in both discretionary and consumable merchandise categories. Our stores are well-stocked with a terrific merchandise presentation for back- to- school and the fall selling season.”

Cash and cash equivalents at quarter-end totaled approximately $413.7 million, compared with $379.8 million at the end of the second quarter 2012. During the second quarter, the Company repurchased 0.9 million shares for $43.7 million. The Company has $747.7 million remaining on its share repurchase authorization.

The Company continues to grow. During the second quarter, Dollar Tree opened 81 stores, expanded or relocated 32 stores, and closed 2 stores. Retail selling square footage increased 7.0% compared to a year ago, to 41.9 million square feet.

26-Week Period Results
Year-to-date through August 3, 2013, the Company's consolidated net sales were $3.72 billion, an 8.5% increase compared with the first half of 2012. Comparable store sales increased 2.8%, on top of a 5.1% comparable store sales increase in the first half last year.

First half 2013 earnings per share were $1.15, an increase of 13.9% compared with earnings per share of $1.01 in the first half 2012.

Operating margin in the first half 2013 was 11.2%, an increase of 30 basis points from operating margin of 10.9% in the first half 2012.

Guidance
The Company estimates sales for the third quarter of 2013 to be in the range of $1.87 billion to $1.92 billion, based on low- to- mid single digit positive comparable store sales. Diluted earnings per share are estimated to be in the range of $0.54 to $0.59.

Full year sales are now estimated to be in the range of $7.85 billion to $7.97 billion. This estimate is based on a range of low-single digit positive comparable store sales. Diluted earnings per share are expected to be $2.65 to $2.77. As is our normal practice, our guidance assumes no additional share repurchase.

On Thursday, August 22, 2013, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT. The telephone number for the call is 800-289-0546. A recorded version of the call will be available until midnight Thursday, August 29, and may be accessed by dialing 888-203-1112, and the access code is 5713195. A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, August 29.

Dollar Tree, a Fortune 500 Company, operated 4,842 stores in 48 states and 5 Canadian Provinces as of August 3, 2013, with total retail selling square footage of 41.9 million. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD‑LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding the back- to- school and fall selling season, third quarter and full year sales, third quarter and full year diluted earnings per share, third quarter and full year comparable store sales. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 ‑ K filed March 15, 2013, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and other sections in our Quarterly Report on Form 10-Q filed May 23, 2013 and our other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 3,	July 28,	August 3,	July 28,
	2013	2012	2013	2012

Net sales	$1,854.9	$1,704.6	$3,720.7	$3,428.2

Cost of sales	1,206.2	1,105.0	2,416.0	2,225.9

Gross profit	648.7	599.6	1,304.7	1,202.3
	35.0%	35.2%	35.1%	35.1%

Selling, general & administrative expenses	447.4	415.2	886.9	829.9
	24.1%	24.4%	23.8%	24.2%

Operating income	201.3	184.4	417.8	372.4
	10.9%	10.8%	11.2%	10.9%

Interest expense, net	0.7	1.1	1.3	1.6
Other (income) expense, net	(0.2)	—	0.2	(1.1)

Income before income taxes	200.8	183.3	416.3	371.9
	10.8%	10.8%	11.2%	10.8%

Income tax expense	76.1	64.1	158.1	136.6
Income tax rate	37.9%	35.0%	38.0%	36.7%

Net income	$124.7	$119.2	$258.2	$235.3
	6.7%	7.0%	6.9%	6.9%

Net earnings per share:
Basic	$0.56	$0.52	$1.15	$1.02
Weighted average number of shares	223.4	231.3	223.8	231.4

Diluted	$0.56	$0.51	$1.15	$1.01
Weighted average number of shares	224.3	232.6	224.8	232.7

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	August 3,	February 2,	July 28,
	2013	2013	2012

Cash and cash equivalents	$413.7	$399.9	$379.8
Merchandise inventories, net	1,018.3	971.7	891.7
Current deferred tax assets, net	16.7	22.5	18.7
Other current assets	84.5	79.4	31.4
Total current assets	1,533.2	1,473.5	1,321.6

Property and equipment, net	1,066.5	960.7	879.8
Goodwill	171.7	173.3	173.1
Deferred tax assets, net	35.4	28.3	23.8
Other assets, net	101.5	116.2	101.4

Total assets	$2,908.3	$2,752.0	$2,499.7

Current portion of long-term debt	$12.8	$14.3	$14.3
Accounts payable	418.8	346.5	352.4
Other current liabilities	221.8	235.8	192.3
Income taxes payable	18.4	79.6	21.8
Total current liabilities	671.8	676.2	580.8

Long-term debt, excluding current portion	257.0	257.0	250.0
Income taxes payable, long-term	5.6	5.6	4.2
Other liabilities	148.0	145.9	141.7

Total liabilities	1,082.4	1,084.7	976.7

Shareholders' equity	1,825.9	1,667.3	1,523.0

Total liabilities and shareholders' equity	$2,908.3	$2,752.0	$2,499.7

STORE DATA:
Number of stores open at end of period	4,842	4,671	4,523
Total selling square footage (in millions)	41.9	40.5	39.2

The February 2, 2013 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	26 Weeks Ended
	August 3,	July 28,
	2013	2012

Cash flows from operating activities:
Net income	$258.2	$235.3
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	91.7	84.8
Other non-cash adjustments to net income	23.2	24.0
Changes in operating assets and liabilities	(72.8)	(64.3)
Total adjustments	42.1	44.5
Net cash provided by operating activities	300.3	279.8

Cash flows from investing activities:
Capital expenditures	(199.6)	(140.1)
Proceeds from maturities of restricted investments	15.0	—
Other	(0.3)	(0.3)
Net cash used in investing activities	(184.9)	(140.4)

Cash flows from financing activities:
Principal payments on long-term debt	(1.5)	(1.2)
Payments for share repurchases	(112.1)	(76.5)
Proceeds from stock issued pursuant to stock-based
compensation plans	3.5	7.3
Tax benefit of exercises/vesting of stock-based compensation	9.6	24.3
Other	—	(0.2)
Net cash used in financing activities	(100.5)	(46.3)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(1.6)
Net increase in cash and cash equivalents	13.8	91.5
Cash and cash equivalents at beginning of period	399.9	288.3
Cash and cash equivalents at end of period	$413.7	$379.8